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                                 EXHIBIT 5.1


                                 PERKINS COIE

            A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
   1211 SOUTHWEST FIFTH AVENUE, SUITE 1500  -  PORTLAND, OREGON 97204-1002
          TELEPHONE:  (503) 727-2000  -  FACSIMILE:  (503) 727-2222

                               January 18, 1996


Teekay Shipping Corporation
Tradewinds Building, Sixth Floor
Bay Street, P.O. Box SS-6293
Nassau, The Bahamas

         RE:     REGISTRATION STATEMENT ON FORM F-3 (NO. 33-65139)

Dear Sirs:

        We have acted as special counsel to Teekay Shipping Corporation, a Liberian corporation (the "Company"), in connection with the proposed public offering of up to $225 million in aggregate principal amount of First Preferred Ship Mortgage Notes Due 2008 (the "Notes"), as described in the Registration Statement on Form F-3 (No. 33-65139), as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Notes will be
(a) issued pursuant to an Indenture (the "Indenture") to be entered into among the Company, the Subsidiary Guarantors (as defined below) and United States Trust Company of New York, as Trustee (the "Trustee"), and (b) unconditionally guaranteed on a senior secured basis by VSSI Oceans Inc., VSSI Atlantic Inc., VSSI Appian Inc., Senang Spirit Inc., Exuma Spirit Inc., Nassau Spirit Inc. and Andros Spirit Inc. (collectively, the "Subsidiary Guarantors") pursuant to certain Guarantees (collectively, the "Guarantees") to be entered into by each Subsidiary Guarantor in favor of the Trustee. You have asked us to render our opinion as to the matters hereinafter set forth. Capitalized terms used but not defined herein shall have the same meaning as in the Registration Statement.

        In this connection, we have examined such certificates, agreements, records, and other documents as we have deemed relevant and necessary as a basis for the opinions expressed herein. We have assumed, with your permission and without independent investigation, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies, (ii) the accuracy of the factual representations made to us by officers and other representatives of the Company, whether evidenced by certificates or otherwise,
(iii) that the Indenture and the Underwriting Agreement to be entered into between the Company and Goldman, Sachs & Co., as the representative of the Underwriters (the "Underwriting Agreement"), in each case as executed, will be in substantially the respective forms as filed as exhibits to the Registration Statement, (iv) that the Company, each Subsidiary Guarantor and the Trustee each has all necessary power and authority to enter into and perform its duties under the Indenture and, with respect to only the Subsidiary Guarantors, the Guarantees, and (v) that all actions contemplated by the Registration Statement have been and will be carried out only in the manner described therein.


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Teekay Shipping Corporation
January 18, 1996
Page 2


        Based upon and subject to the foregoing, we are of the following opinion:

        1. That, when the Indenture and the Guarantees have been duly authorized, executed and delivered by all parties thereto, and when the Notes have been duly authorized, executed, authenticated and issued in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, (a) the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the Guarantees will constitute the legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, in each case subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability from time to time in effect relating to or affecting creditors' rights and to general equitable principles (regardless of whether considered in a proceeding in equity or at law).

        2. The summary set forth under the heading "Tax Considerations -- United States Federal Income Tax Considerations" in the Prospectus forming a part of the Registration Statement is accurate and describes the material United States federal income tax consequences expected to be relevant to prospective initial purchasers of the Notes who have acquired the Notes as a capital asset, are United States persons and are not among particular categories of investors subject to special treatment under certain United States federal income tax laws. This opinion is based on provisions of the United States Internal Revenue Code of 1986, as amended, applicable United States Treasury Department Regulations, published administrative positions and judicial decisions, all existing as of the date hereof.

        In giving the opinions expressed herein, we express no opinion as to the laws of any jurisdiction other than the State of New York and federal income tax laws of the United States.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus made part of the Registration Statement under the captions "Risk Factors -- Possible Taxation of the Company's United States Source Income," "Business -- Taxation of the Company -- United States Taxation," "Tax Considerations -- United States Federal Income Tax Considerations," and "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules. This Consent may be incorporated by reference in any registration statement filed in connection with the offering of the Notes pursuant to Rule 462(b) of Regulation C under the Securities Act.


                                             Very truly yours,

                                             /s/ Perkins Coie

                                             PERKINS COIE

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